Exhibit 99.1
Pinnacle Airlines releases September Traffic & Sets Internal Record for Operational Quality
Memphis Tenn. (October 10, 2006) Pinnacle Airlines, Inc., wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for September 2006.
During September, Pinnacle transported 718,160 Customers, 2.6% more than the same period last year. Passenger Load Factor was 72.7%, an increase of 0.6 points over September 2005 levels. For the month, Pinnacle flew 481.6 million Available Seat Miles (“ASMs”), a 3.3% reduction when compared to the same period last year. Pinnacle flew 350.4 million Revenue Passenger Miles (“RPMs”), 2.5% fewer than September 2005.
In September 2006, Pinnacle operated 124 regional jets, 15 fewer than the 139 in our fleet during September 2005. For the month Pinnacle operated 33,516 block hours, 9.1% less than the same period last year. Cycles were down 6.2% to 20,207. Additionally, the average length of a Pinnacle flight was reduced from 505 to 479 statute miles. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate; the term “cycle” refers to an aircraft’s departure and corresponding arrival.
During September, Pinnacle Airlines completed 99.8% of all scheduled operations. Over 91% of all Pinnacle operated flights departed on time using DOT statistics. Further, 87.5% of all Pinnacle flights arrived at their destinations within 15 minutes of schedule. Philip Trenary, Pinnacle’s President & CEO stated “This represents the best operational performance in our history and is certainly at the top of our industry. Delivering this level of quality to our more than 700,000 Customers this month required dedication and teamwork from each of our People. Pinnacle has an extraordinary team and I extend my thanks to each and every member of our family.”
September 2006 Traffic

	2006	2005	Change
Passengers	718,160	700,009	2.6%
Load Factor	72.7%	72.1%	0.6 pts
ASMs (000)	481,632	498,159	(3.3)%
RPMs (000)	350,371	359,408	(2.5)%
Cycles	20,207	21,546	(6.2)%
Block Hours	33,516	36,875	(9.1)%
Year-To-Date 2006 Traffic

	2006	2005	Change
Passengers	6,684,752	5,971,483	11.9%
Load Factor	76.5%	70.8%	5.7 pts
ASMs (000)	4,173,150	4,326,501	(3.5)%
RPMs (000)	3,193,715	3,064,647	4.2%
Cycles	188,031	187,188	0.5%
Block Hours	310,503	325,802	(4.7)%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,529 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

     This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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